Exhibit 10.2

17 February 2026

Cadell Buss

Managing Director

Chilwa Minerals

Suite 3 / Level 1/17 Ord St,

West Perth WA 6005

Dear Cadell,

Proposal of Engagement for the Provision of services of a Chief Financial Officer

I refer to our recent discussions regarding the provision of the services of a Chief Financial Officer to your business, part time. This letter sets out the scope of the services that you have requested CFO Centre to provide, and the basis upon which we will provide those services.

1.	Scope of Services

1.1	The CFO Centre (WA) Pty Ltd (“CFO Centre”) will provide the services (“the Services”) of an experienced chief financial officer (the “CFO”) to the person, firm, or company (the “Client’) to which this Engagement Letter is addressed, commencing February 17, 2026.

1.2	Scope of work: The Services will include, but are not limited to, the following specific tasks or functions.

●	Complete an orderly handover with the current provider of financial support services

●	Support the company with listing on the NASDAQ

●	Support the company in entering into commercial agreements to facilitate development and mining operations

1.3	Time Frame: Specific priorities will be agreed and an implementation program for the delivery of those actions be prepared. The CFO Centre will provide a rolling 90-day workplan to be agreed with yourselves, with medium and long term goals in mind.

1.4	The execution of the services will initially require attendance of three days per week. Following this initial period, we will mutually agree on the days per month that will require the services of the CFO.

1.5	If you continue to use the services of CFO Centre beyond the scope of the particular services described above, this Engagement Letter will continue to apply to those services.

CFO Centre (WA) Pty Ltd ABN 89 609 452 708 - Part of The CFO Centre Group (United Kingdom)

PO Box 6, Woodvale, 6026

2.	The CFO

Mark Laybourn or another suitably qualified person selected in consultation with you.

3.	Fees and Charges

3.1	Except as otherwise agreed, The CFO Centre will charge the Client a rate of $2,350 (+ GST) per Day of Work. Our fees include unlimited remote access to the nominated CFO and myself as your relationship manager, via telephone or email and attendance at meetings.

The time commitment will be directed by you and agreed with the CFO.

Day of Work’ means the provision of the Services by any one of the CFO Centre’s personnel to the Client for a minimum of 8 hours on any weekday.

3.2	CFO Centre may adjust the standard daily rate from time to time but will give the Client 1 month’s written notice of any increase.

3.3	Unless otherwise agreed, the above rates are inclusive of expenses travelling to the Client’s premises in Perth. Any other travel and incidental expenses incurred in provision of the Services are chargeable to the Client at actual cost and unless of a minor nature will be agreed with the Client prior to expenditure.

4.	Provision of the Services:

4.1	The Services are more particularly described in Paragraph 1, but will consist solely of advice provided to the management of the Client on matters that might reasonably be considered to be the responsibility of a full time CFO employed by the Client.

4.2	The Services will not include any functions or actions that might be interpreted as the CFO acting as a director (including a “deemed” or “shadow” director) of the Client.

4.3	The Services will be provided by the CFO identified above. The CFO Centre will be entitled to substitute the CFO identified in the Letter of Engagement with another person with suitable qualifications if this becomes necessary and with the Client’s prior approval. The Client agrees that such approval will not be unreasonably withheld.

4.4	The Services will be provided at such times and at such locations as the Client and the CFO shall agree from time to time.

4.5	The CFO Centre will commence to provide the Services on the date specified in Paragraph 1.2 and will continue to provide the Services until termination of the relationship in accordance with Paragraph 4.6.

4.6	Either party may terminate the provision of Services by giving 1 months’ notice in writing to the other party.

4.7	CONFIDENTIALITY. The CFO Centre will not at any time disclose to any third party any information that is identified as confidential by the Client. The CFO Centre will protect such information and treat it as strictly confidential. This provision shall continue to be effective after the termination of this Agreement. Upon termination of this Agreement, The CFO Centre will return to the Client all records, notes, documentation, and other items that were used, created, or controlled by The CFO Centre during the term of this Agreement.

5.	Terms of Payment:

5.1	The CFO Centre will issue an invoice to the Client for the Services performed on a fortnightly basis.

5.2	The Client must pay each invoice within 7 days of the invoice date.

5.3	Any expenses, costs or disbursements incurred by the CFO Centre in recovering any outstanding monies, including debt collection agency fees and solicitors’ costs, shall be paid by the Client, providing that those fees do not exceed the scale of charges as charged by that debt collection agency/solicitor.

5.4	Legal action initiated by the CFO Centre against the Client, arising from non-payment of account for any reason whatsoever, shall be commenced in the Courts of Western Australia and shall remain in the Courts of Western Australia until Judgment where after the CFO Centre may transfer such judgment to another state of Australia or country.

6.	Relationship with CFO

6.1	The Client acknowledges that its legal relationship is with CFO Centre, and that CFO Centre has a separate legal relationship with the CFO.

6.2	The Client (including any entity within the Client’s corporate group) will not, without the prior written consent of the CFO Centre, at any time from the date on which this Engagement Letter of Engagement is accepted by the Client to the expiry of 12 months after the last date of supply of the Services, or the termination of this Engagement letter under Paragraph 4.6 (whichever is the later):

(a)	Enter into any contract to receive Services (or similar services) directly or indirectly with any CFO engaged with The CFO Centre (or any service or consultancy company in which any CFO is a director, officer, employee or shareholder of); or

(b)	Solicit or entice away from the CFO Centre or employ or attempt to employ or engage as a contractor any person, firm or company who or that is or has been, engaged as an employee or subcontractor of the CFO Centre in the provision of the Services in the previous 18 months (or similar services) to the Services provided by The CFO Centre.

6.3	Where CFO Centre grants its consent under Paragraph 6.2 a recruitment fee of ten percent (10%) of the CFO’s annual salary (based on minimum $300,000.00 per annum) will be due to the CFO Centre and payable at the time the written consent is given. The CFO will not undertake any direct work with the client until payment is received in full.

7.	Liability

7.1	Nothing in this Engagement Letter excludes or limits the CFO Centre’s liability for death or personal injury caused by its negligence or for fraud or fraudulent misrepresentation or for any matter in respect of which it would be illegal for the CFO Centre to exclude or attempt to exclude its liability.

7.2	Subject to Paragraph 7.1 the CFO Centre’s total liability in contract, tort (including negligence), misrepresentation, restitution or otherwise, arising in connection with the performance or contemplated performance of the Services shall be limited to the total amount paid by the Client to the CFO Centre for the Services. The CFO Centre shall not be liable to the Client for any indirect or consequential loss including, but not limited to pure economic loss, loss of profit, loss of business, depletion of goodwill or otherwise or any claims for consequential compensation.

8.	Governing Law

These conditions and the contract between the CFO Centre and the Client shall be governed by the law of the State in which the Services are provided, and the parties submit to the exclusive jurisdiction of the courts of that State.

Please confirm your acceptance of this Engagement Letter by signing and returning a copy to us.

Yours sincerely,

/s/ JP Mills
JP Mills
Regional Director

CFO Centre (WA) Pty Ltd

I have read, understood and agree to be bound by the provisions of this Letter of Engagement and the enclosed Terms and Conditions.

/s/ Cadell Buss
For and on behalf of Chilwa Minerals

Name: Cadell Buss	Date: 02/18/2026

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